Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF CLASS A PREFERRED STOCK, SERIES ONE
OF TSR, INC.

TSR, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company (the “Board”), in connection with the Company’s Amended & Restated Rights Agreement between the Company and Continental Stock Transfer & Trust Company as rights agent, originally dated as of August 29, 2018 and amended and restated as of September 3, 2019, as amended (the “Rights Agreement”), by resolution duly adopted, authorized the issuance of a series of thirty thousand (30,000) shares of Class A Preferred Stock, Series One (the “Class A Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on August 29, 2018, filed a Certificate of Designations (the “Class A Certificate of Designation”) with respect to such Class A Preferred Stock in the office of the Secretary of State of the State of Delaware.

SECOND: That no shares of said Class A Preferred Stock are outstanding and no shares thereof will be issued subject to said Class A Certificate of Designation.

THIRD: That the Board has adopted the following resolutions:

RESOLVED, the Rights Agreement shall be amended to accelerate the Expiration Date (as defined in the Rights Agreement) to March 31, 2021, and that the appropriate officers of the Company, or any one or more of them, hereby are authorized and directed in the name and on behalf of the Company to enter into an amendment to the Rights Agreement to effectuate such acceleration;

RESOLVED FURTHER, that pursuant to the authority conferred on the Board by the provisions of Section 151 of the DCGL, the Board hereby eliminates the Class A Preferred Stock, none of which is currently outstanding and none of which will be issued subject to the Class A Certificate of Designation therefor, and all such Class A Preferred Stock shall resume the status of authorized but unissued and non-designated shares of preferred stock;

RESOLVED FURTHER, that the appropriate officers of the Company, or any one or more of them, hereby are authorized, in the name and on behalf of the Company, pursuant to Section 151(g) of the DGCL, to execute and file a Certificate of Elimination of the Class A Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Certificate of Incorporation of the Company, as amended, all matters set forth in the Class A Certificate of Designation with respect to such Class A Preferred Stock;

RESOLVED FURTHER, that the appropriate officers of the Company, or any one or more of them, hereby are authorized and directed in the name and on behalf of the Company to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.

FOURTH: That, accordingly, all matters set forth in the Class A Certificate of Designation with respect to the Class A Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

FIFTH: That all Class A Preferred Stock shall resume the status of authorized but unissued and non-designated shares of Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer this 1st day of April, 2021.

TSR, INC.

By:	/s/ John G. Sharkey
Name:	John G. Sharkey
Title:	Sr. VP & Secretary